SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2011

Mojo Ventures, Inc.
(Exact name of registrant as specified in its charter)

NV	333-148190	26-0884348
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 778205, Henderson, Nevada	89077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 349-5750

Mojo Shopping, Inc. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3 – Securities And Trading Markets

ITEM 3.03 Material Modification of Rights of Security Holders

On April 27, 2011, our board of directors and majority shareholder approved a forward split of 25 to one in which each shareholder will be issued 25 common shares in exchange for each one common share of their currently issued common stock. A record date of May 9, 2011 was established in order to provide FINRA ten days notice pursuant to Rule 10b-17 of the Securities and Exchange Act of 1934, as amended. Prior to approval of the forward split we had a total of 4,520,000 issued and outstanding shares of common stock, par value $0.001. On the effective date of the forward split, we will have a total of 113,000,000 issued and outstanding shares of common stock, par value $0.001. New stock certificates will be issued upon surrender of the shareholders’ old certificates.

SECTION 5 – Corporate Governance and Management

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On April 28, 2011, we filed a Certificate of Amendment with the Delaware Secretary of State. As a result of the Certificate of Amendment, we have: (i) changed our name to “Mojo Ventures, Inc.;” and, (ii) increased the aggregate number of authorized shares to 200,000,000 shares, consisting of 190,000,000 shares of Common Stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share. A copy of the Certificate of Amendment is filed herewith as Exhibit 3.1.

In connection with the forward split and name change, we have the following new CUSIP number: 60841B102. We have submitted the required information to FINRA and received an effective date of May 9, 2011 for the corporate action. Once effective, we expect that our common stock will be quoted under the symbol “MOJOD” for a period of 20 trading days. After 20 trading days, our commons stock will resume trading under the symbol “MOJO.”

ITEM 9.01 Financial Statements and Exhibits

Exhibit No.	Description
3.1	Certificate of Amendment to Articles of Incorporation
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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mojo Shopping, Inc.

/s/Ivona Janieszewski

Ivona Janieszewski

Chief Executive Officer

Date: May 4, 2011

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